Exhibit 99.1
News Release
TransUnion Announces Strong Fourth Quarter and Full Year 2018 Results

CHICAGO, February 14, 2019 - TransUnion (NYSE: TRU) (the “Company”) today announced financial results for the quarter and year ended December 31, 2018.
Revenue:

•
Total revenue for the quarter was $613 million, an increase of 21 percent compared with the fourth quarter of 2017 (22 percent on a constant currency basis, 11 percent on an organic constant currency basis).

•
Adjusted revenue, which removes the impact of deferred revenue purchase accounting reductions and other adjustments to revenue for our recently acquired entities, was $624 million for the quarter, an increase of 23 percent compared with the fourth quarter of 2017 (25 percent on a constant currency basis, 11 percent on an organic constant currency basis).

Earnings:

•
Net income attributable to TransUnion was $102 million for the fourth quarter, compared with $245 million in the fourth quarter of 2017. Diluted earnings per share was $0.53 for the quarter, compared with $1.29 in the fourth quarter of 2017. Our fourth quarter 2017 net income attributable to TransUnion and diluted earnings per share were significantly impacted by estimated tax provision benefits from the Tax Cuts and Jobs Act.

•	Adjusted Net Income was $126 million, compared with $95 million in the fourth quarter of 2017. Adjusted Diluted Earnings per Share was $0.66, compared with $0.50 in the fourth quarter of 2017.

•
Adjusted EBITDA for the quarter was $249 million, an increase of 27 percent compared with the fourth quarter of 2017 (29 percent on a constant currency basis). Adjusted EBITDA margin for the quarter was 39.9 percent, compared with 38.8 percent in the fourth quarter of 2017.

“TransUnion delivered double-digit Adjusted Revenue, Adjusted EBITDA and Adjusted EPS growth in the fourth quarter and full year 2018, capping a fifth consecutive year of double-digit growth on each of these metrics,” said Jim Peck, President and CEO. “2018 was not just another year of strong performance, but also a pivotal year of investment in our future and the long-term growth of TransUnion. We made four outstanding strategic acquisitions, highlighted by the two largest purchases in our history: Callcredit and iovation. At the same time, we continue to aggressively invest in our best internal projects like CreditVision, CreditVision Link, CreditView Dashboard, IDVision with iovation, Prama and many more. Taken together, I am more confident than I’ve ever been in our long-term prospects. Equally important, the work we do is driving opportunity for people, businesses and economies around the world.”
“During the quarter, we also made a debt prepayment of $60 million and executed a hedge to further limit our balance sheet exposure to rising interest rates,” he concluded.
New Segment Disclosures
Over the past few years, we have completed a significant number of acquisitions that have transformed our business. We have also developed a significant number of new product offerings that have further diversified our portfolio of businesses. As a result of the evolution of our business, we have changed the disaggregated revenue and our measure of segment profit (Adjusted EBITDA) information that we provide to our chief operating decision makers (our “CODM”) to better align with how we manage the business. Accordingly, our disclosures around the disaggregation of our revenue and the measure of segment profit have been recast for all periods presented in this earnings release and supporting schedules to conform to the information used by our CODM. We have not changed our reportable segments and these changes do not impact our consolidated results. For supplemental information, refer to our investor relations website, www.transunion.com/tru, where we have posted a schedule that shows this new basis of accounting for each quarter of 2018 and for the full years of 2016, 2017 and 2018.

Fourth Quarter 2018 Segment Results
U.S. Information Services (USIS)
USIS revenue was $369 million, an increase of 18 percent compared with the fourth quarter of 2017 (12 percent on an organic basis). USIS Adjusted Revenue was $370 million.

•	Financial Services revenue was $190 million, an increase of 19 percent compared with the fourth quarter of 2017 (15 percent on an organic basis).

•
Emerging Verticals, which includes Healthcare, Insurance and all other verticals, revenue was $179 million, an increase of 18 percent compared with the fourth quarter of 2017 (9 percent on an organic basis). Adjusted revenue was $180 million.

Adjusted EBITDA was $142 million, an increase of 17 percent compared with the fourth quarter of 2017 (12 percent on an organic basis).
International
International revenue was $141 million, an increase of 47 percent compared with the fourth quarter of 2017 (54 percent on a constant currency basis, 17 percent on an organic constant currency basis). International Adjusted Revenue was $151 million.

•	Canada revenue was $26 million, an increase of 12 percent (16 percent on a constant currency basis) compared with the fourth quarter of 2017.

•	Latin America revenue was $27 million, an increase of 5 percent (14 percent on a constant currency basis) compared with the fourth quarter of 2017.

•	United Kingdom revenue was $35 million. Adjusted Revenue was $45 million.

•	Africa revenue was $16 million, an increase of 11 percent (17 percent on a constant currency basis) compared with the fourth quarter of 2017.

•	India revenue was $22 million, an increase of 23 percent (37 percent on a constant currency basis) compared with the fourth quarter of 2017.

•	Asia Pacific revenue was $15 million, a decrease of 1 percent (essentially flat on a constant currency basis) compared with the fourth quarter of 2017.
Adjusted EBITDA was $62 million, an increase of 68 percent compared with the fourth quarter of 2017 (27 percent on an organic constant currency basis).
Consumer Interactive
Consumer Interactive revenue was $121 million, an increase of 6 percent compared with the fourth quarter of 2017. Revenue in the fourth quarter of 2018 included approximately $5 million of incremental credit monitoring revenue due to a breach at a competitor.
Adjusted EBITDA was $62 million, an increase of 9 percent compared with the fourth quarter of 2017.
Full Year 2018 Results
Total revenue for the year was $2,317 million, an increase of 20 percent compared with 2017 (20 percent on a constant currency basis, 12 percent on an organic constant currency basis). Adjusted Revenue was $2,345 million for the year, an increase of 21 percent compared with 2017 (22 percent on a constant currency basis, 12 percent on an organic constant currency basis). Acquisitions accounted for an 8 percent increase in revenue and a 9 percent increase in Adjusted Revenue.
Net income attributable to TransUnion was $277 million for the year, a decrease of 37% on an as reported and constant currency basis, compared with 2017. Diluted earnings per share was $1.45 for the year, compared with $2.32 in 2017. Our 2017 net income attributable to TransUnion and diluted earnings per share were significantly impacted by estimated tax provision benefits from the Tax Cuts and Jobs Act. Adjusted Net Income was $477 million, compared with $356 million in 2017. Adjusted Diluted Earnings per Share was $2.50 for the year, compared with $1.87 in 2017.

Adjusted EBITDA for the year was $917 million, an increase of 23 percent compared with 2017 (23 percent on a constant currency basis). Adjusted EBITDA margin for the year was 39.1 percent, compared with 38.7 percent in 2017.
Liquidity and Capital Resources
Cash and cash equivalents were $187 million at December 31, 2018 and $116 million at December 31, 2017. Total debt, including the current portion of long-term debt, was $4.0 billion at December 31, 2018, compared with $2.5 billion at December 31, 2017. The increase was primarily due to the funding of our 2018 acquisitions of Callcredit, iovation and HPS, partially offset by our scheduled debt repayments and a debt prepayment of $60 million in the fourth quarter of 2018.
For the twelve months ended December 31, 2018, cash provided by continuing operations was $559 million compared with $466 million in 2017. The increase was due primarily to the increase in operating performance, partially offset by an increase in interest expense resulting from the increase in outstanding debt. Cash used in investing activities from continuing operations was $2,018 million compared with $481 million in 2017, due primarily to the significant increase in cash used to fund acquisitions. Capital expenditures were $180 million compared with $135 million in 2017. Cash from financing activities was $1,540 million compared with a use of cash of $52 million in 2017. The increase in cash provided by financing activities was due primarily to cash borrowed to fund our acquisitions and a decrease in treasury stock repurchased, partially offset by dividends paid in 2018.
2019 Full Year Outlook
For the full year of 2019, Adjusted Revenue is expected to be between $2.59 billion and $2.61 billion, an increase of 10.5 to 11.5 percent compared with 2018. Adjusted EBITDA is expected to be between $1.017 billion and $1.032 billion, an increase of 11 to 13 percent. Adjusted Diluted Earnings per Share is expected to be between $2.57 and $2.63, an increase of 3 to 5 percent. Adjusted Diluted Earnings per Share guidance includes an approximate $0.04 headwind from unfavorable foreign exchange rates and an approximate $0.18 per share headwind from the full year impact of higher interest expense related to the additional debt for acquisitions completed in June 2018 and higher LIBOR rates.

The Adjusted Revenue guidance includes approximately 5 points of growth from acquisitions that closed in the prior year. Adjusted Revenue and Adjusted EBITDA include approximately 100 basis points of drag from foreign exchange rates. Our prior year results included approximately $20 million of incremental monitoring revenue due to a breach at a competitor which negatively impacts our organic constant currency Adjusted Revenue growth by approximately 100 basis points.
2019 First Quarter Outlook
For the first quarter of 2019, Adjusted Revenue is expected to be between $614 million and $619 million, an increase of 14 to 15 percent compared with the fourth quarter of 2018. Adjusted EBITDA is expected to be between $233 million and $236 million, an increase of 15 to 17 percent. Adjusted Diluted Earnings per Share is expected to be between $0.58 and $0.59, an increase of 2 to 4 percent. Adjusted Diluted Earnings per share is negatively impacted by approximately $0.02 from unfavorable foreign exchange rates and approximately $0.09 from higher interest expense related to additional debt for acquisitions completed in June 2018 and higher LIBOR rates.

The first quarter Adjusted Revenue guidance includes approximately 12 points of growth from acquisitions that closed in the prior year. Foreign exchange rates are driving an approximate 300 basis points of drag on Adjusted Revenue and Adjusted EBITDA. Our prior year results included approximately $5 million of incremental monitoring revenue due to a breach at a competitor, so this negatively impacts our organic constant currency Adjusted Revenue growth by approximately 100 basis points.
Earnings Webcast Details
In conjunction with this release, TransUnion will host a conference call and webcast today at 8:00 a.m. Central Time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.

About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft.
Availability of Information on TransUnion’s Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.
Non-GAAP Financial Measures
This earnings release presents constant currency growth rates assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents organic constant currency growth rates, which assumes consistent foreign currency exchange rates between years and also eliminates the impact of our recent acquisitions. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates and the impacts of recent acquisitions.
This earnings release also presents Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share for all periods presented. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present Adjusted Revenue as a supplemental measure of revenue because we believe its provides a basis to compare revenue between periods. We present Adjusted EBITDA and Adjusted Net Income as supplemental measures of our operating performance because these measures eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Adjusted EBITDA is also a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. Our board of directors and executive management team use Adjusted Revenue and Adjusted EBITDA as compensation measures. Under the credit agreement governing our senior secured credit facility, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.
We define Adjusted Revenue as GAAP revenue adjusted for certain acquisition-related deferred revenue and non-core contract-related revenue as further discussed in the footnotes of the attached Schedules 1, 2, and 3. We define Adjusted EBITDA as net income (loss) attributable to TransUnion plus (less) loss (income) from discontinued operations, plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus (less) the revenue adjustments included in Adjusted Revenue, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses including Callcredit integration-related expenses, plus (less) certain other expenses (income). We define Adjusted Net Income as net income (loss) attributable to TransUnion plus (less) loss (gain) from discontinued operations, plus (less) the revenue adjustments included in Adjusted Revenue, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses including Callcredit integration-related expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus the related changes in provision for income taxes, less any one-time tax provision benefits from the Tax Cuts and Jobs Act. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted-average diluted shares outstanding. The above definitions apply to our calculations for the historical periods shown on schedules 1 through 6.
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “guidance,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the United States and international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to make acquisitions, successfully integrate the operations of acquired businesses and realize the intended benefits of such acquisitions; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; share repurchase plans; our reliance on key management personnel; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.
In addition to factors previously disclosed in TransUnion’s reports filed with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: failure to realize the benefits expected from the recent business acquisitions; the effects of pending and future legislation; risks related to disruption of management time from ongoing business operations due to the recent business acquisitions; macroeconomic factors beyond TransUnion’s control; risks related to TransUnion’s indebtedness and other consequences associated with mergers, acquisitions and divestitures, and legislative and regulatory actions and reforms.
For More Information

E-mail:	Investor.Relations@transunion.com

Telephone:	312.985.2860

Exhibit 99.1

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2018	December 31, 2017
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$187.4	$115.8
Trade accounts receivable, net of allowance of $13.5 and $9.9	456.8	326.7
Other current assets	136.5	146.2
Current assets of discontinued operations	60.8	—
Total current assets	841.5	588.7
Property, plant and equipment, net of accumulated depreciation and amortization of $366.2 and $299.3	220.3	198.6
Goodwill	3,293.6	2,368.8
Other intangibles, net of accumulated amortization of $1,206.7 and $993.6	2,548.1	1,825.8
Other assets	136.3	136.6
Total assets	$7,039.8	$5,118.5
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$169.9	$131.3
Short-term debt and current portion of long-term debt	71.7	119.3
Other current liabilities	284.1	207.8
Current liabilities of discontinued operations	22.8	—
Total current liabilities	548.5	458.4
Long-term debt	3,976.4	2,345.3
Deferred taxes	478.0	419.4
Other liabilities	54.7	70.8
Total liabilities	5,057.6	3,293.9
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion shares authorized at December 31, 2018 and December 31, 2017; 190.0 million and 187.4 million shares issued as of December 31, 2018 and December 31, 2017, respectively; and 185.7 million and 183.2 million shares outstanding as of December 31, 2018 and December 31, 2017, respectively	1.9	1.9
Additional paid-in capital	1,947.3	1,863.5
Treasury stock at cost; 4.2 million shares at December 31, 2018 and December 31, 2017	(139.9)	(138.8)
Retained earnings	363.1	137.4
Accumulated other comprehensive loss	(282.7)	(135.3)
Total TransUnion stockholders’ equity	1,889.7	1,728.7
Noncontrolling interest	92.5	95.9
Total stockholders’ equity	1,982.2	1,824.6
Total liabilities and stockholders’ equity	$7,039.8	$5,118.5

Exhibit 99.1

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$613.1	$506.1	$2,317.2	$1,933.8
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	211.2	173.3	790.1	645.7
Selling, general and administrative	183.1	149.4	707.7	585.4
Depreciation and amortization	88.1	61.8	306.9	238.0
Total operating expenses	482.4	384.6	1,804.7	1,469.1
Operating income	130.7	121.5	512.5	464.7
Non-operating income and (expense)
Interest expense	(45.0)	(21.8)	(137.5)	(87.6)
Interest income	2.0	1.3	5.5	5.5
Earnings from equity method investments	1.5	2.7	9.9	9.1
Other income and (expense), net	(1.3)	(3.7)	(46.9)	(19.2)
Total non-operating income and (expense)	(42.8)	(21.4)	(169.0)	(92.2)
Income from continuing operations before income taxes	87.9	100.1	343.5	372.5
(Provision) benefit for income taxes	17.6	147.8	(54.5)	79.1
Income from continuing operations	105.5	247.9	289.0	451.6
Discontinued operations, net of tax	(0.1)	—	(1.5)	—
Net income	105.4	247.9	287.5	451.6
Less: net income attributable to noncontrolling interests	(3.3)	(2.8)	(10.9)	(10.4)
Net income attributable to TransUnion	$102.1	$245.1	$276.6	$441.2

Basic earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.55	$1.34	$1.51	$2.42
Discontinued operations, net of tax	—	—	(0.01)	—
Net Income attributable to TransUnion	$0.55	$1.34	$1.50	$2.42
Diluted earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.53	$1.29	$1.46	$2.32
Discontinued operations, net of tax	—	—	(0.01)	—
Net Income attributable to TransUnion	$0.53	$1.29	$1.45	$2.32
Weighted-average shares outstanding:
Basic	185.5	182.7	184.6	182.4
Diluted	191.0	189.7	190.9	189.9
As a result of displaying amounts in millions, rounding differences may exist in the table above.

Exhibit 99.1

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Twelve Months Ended December 31
	2018	2017
Cash flows from operating activities:
Net income	$287.5	$451.6
Add: loss from discontinued operations, net of tax	1.5	—
Income from continuing operations	289.0	451.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	306.9	238.0
Loss on debt financing transactions	12.0	10.5
Amortization and (gain) loss on fair value of hedge instruments	(0.7)	0.7
Impairment of cost method investment, net	1.5	—
Equity in net income of affiliates, net of dividends	(0.1)	(1.7)
Deferred taxes	(69.0)	(212.8)
Amortization of discount and deferred financing fees	4.8	2.7
Stock-based compensation	57.9	33.1
Payment of contingent obligation	(0.2)	(2.2)
Provision for losses on trade accounts receivable	8.6	6.6
Other	4.1	(3.4)
Changes in assets and liabilities:
Trade accounts receivable	(113.8)	(44.7)
Other current and long-term assets	17.1	(59.8)
Trade accounts payable	20.7	9.7
Other current and long-term liabilities	20.6	37.5
Cash provided by operating activities of continuing operations	559.4	465.8
Cash used in operating activities of discontinued operations	(3.7)	—
Cash provided by operating activities	555.7	465.8
Cash flows from investing activities:
Capital expenditures	(180.1)	(135.3)
Proceeds from sale of trading securities	1.8	3.0
Purchases of trading securities	(2.1)	(1.8)
Proceeds from sale of other investments	24.3	59.2
Purchases of other investments	(31.8)	(50.2)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(1,828.4)	(342.6)
Acquisition-related deposits	—	(13.5)
Other	(1.3)	0.4
Cash used in investing activities of continuing operations	(2,017.6)	(480.8)
Cash used in investing activities of discontinued operations	(0.1)	—
Cash used in investing activities	(2,017.7)	(480.8)
Cash flows from financing activities:
Proceeds from Senior Secured Term Loan B-4	1,000.0	—
Proceeds from Senior Secured Term Loan A-2	800.0	33.4
Proceeds from senior secured revolving line of credit	125.0	215.0
Payments of senior secured revolving line of credit	(210.0)	(130.0)

Exhibit 99.1

	Twelve Months Ended December 31
	2018	2017
Repayments of debt	(114.3)	(32.5)
Debt financing fees	(33.8)	(12.6)
Proceeds from issuance of common stock and exercise of stock options	26.2	27.1
Dividends to stockholders	(41.6)	—
Treasury stock purchased	—	(133.5)
Distributions to noncontrolling interests	(10.1)	(10.3)
Payment of contingent obligation	—	(8.3)
Other	(1.2)	—
Cash provided by (used in) financing activities	1,540.2	(51.7)
Effect of exchange rate changes on cash and cash equivalents	(6.6)	0.3
Net change in cash and cash equivalents	71.6	(66.4)
Cash and cash equivalents, beginning of period	115.8	182.2
Cash and cash equivalents, end of period	187.4	$115.8

Exhibit 99.1

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
Revenue, Adjusted Revenue, and Adjusted EBITDA growth rates as Reported, CC, Inorganic, Organic and Organic CC - Unaudited

	For the Three Months Ended December 31, 2018 compared with the Three Months Ended December 31, 2017
	Reported	CC Growth(1)	Inorganic(2)	Organic Growth(3)	Organic CC Growth(4)
Revenue:
Consolidated	21.1%	22.5%	11.0%	10.1%	11.4%
USIS	18.4%	18.4%	6.6%	11.9%	11.9%
Financial Services	19.0%	19.0%	4.3%	14.7%	14.7%
Emerging Verticals	17.8%	17.9%	8.9%	8.9%	8.9%
International	46.8%	53.8%	36.8%	10.1%	17.0%
Canada	12.2%	16.4%	—%	12.2%	16.4%
Latin America	5.0%	13.7%	—%	5.0%	13.7%
United Kingdom	—%	—%	—%	—%	—%
Africa	11.5%	16.8%	—%	11.5%	16.8%
India	23.2%	37.5%	—%	23.2%	37.5%
Asia Pacific	(1.3)%	(0.2)%	—%	(1.3)%	(0.2)%
Consumer Interactive	5.7%	5.7%	—%	5.7%	5.7%

Adjusted Revenue:
Consolidated	23.2%	24.5%	13.1%	10.1%	11.4%
USIS	18.7%	18.7%	6.9%	11.9%	11.9%
Financial Services	19.0%	19.0%	4.3%	14.7%	14.7%
Emerging Verticals	18.4%	18.4%	9.5%	8.9%	8.9%
International	56.7%	63.6%	46.6%	10.1%	17.0%
Canada	12.2%	16.4%	—%	12.2%	16.4%
Latin America	5.0%	13.7%	—%	5.0%	13.7%
United Kingdom	—%	—%	—%	—%	—%
Africa	11.5%	16.8%	—%	11.5%	16.8%
India	23.2%	37.5%	—%	23.2%	37.5%
Asia Pacific	(1.3)%	(0.2)%	—%	(1.3)%	(0.2)%
Consumer Interactive	5.7%	5.7%	—%	5.7%	5.7%

Adjusted EBITDA:
Consolidated	26.8%	28.5%	12.4%	14.4%	16.1%
USIS	16.7%	16.9%	5.0%	11.7%	11.8%
International	67.8%	76.6%	49.5%	18.3%	27.2%
Consumer Interactive	8.6%	8.6%	—%	8.6%	8.6%

Exhibit 99.1

	For the Year Ended December 31, 2018 compared with the Year Ended December 31, 2017
	Reported	CC Growth(1)	Inorganic(2)	Organic Growth(3)	Organic CC Growth(4)
Revenue:
Consolidated	19.8%	20.3%	7.9%	11.9%	12.4%
USIS	20.0%	20.0%	6.8%	13.2%	13.2%
Financial Services	23.4%	23.4%	6.0%	17.4%	17.4%
Emerging Verticals	16.4%	16.4%	7.6%	8.7%	8.7%
International	30.5%	33.1%	19.7%	10.8%	13.3%
Canada	12.0%	12.0%	—%	12.0%	12.0%
Latin America	3.9%	8.4%	—%	3.9%	8.4%
United Kingdom	—%	—%	—%	—%	—%
Africa	4.8%	4.0%	—%	4.8%	4.0%
India	26.7%	33.6%	—%	26.7%	33.6%
Asia Pacific	9.3%	10.7%	—%	9.3%	10.7%
Consumer Interactive	10.1%	10.1%	—%	10.1%	10.1%

Adjusted Revenue:
Consolidated	21.3%	21.8%	9.4%	11.9%	12.4%
USIS	20.1%	20.2%	6.9%	13.2%	13.2%
Financial Services	23.4%	23.4%	6.0%	17.4%	17.4%
Emerging Verticals	16.7%	16.7%	8.0%	8.7%	8.7%
International	37.7%	40.3%	26.9%	10.8%	13.3%
Canada	12.0%	12.0%	—%	12.0%	12.0%
Latin America	3.9%	8.4%	—%	3.9%	8.4%
United Kingdom	—%	—%	—%	—%	—%
Africa	4.8%	4.0%	—%	4.8%	4.0%
India	26.7%	33.6%	—%	26.7%	33.6%
Asia Pacific	9.3%	10.7%	—%	9.3%	10.7%
Consumer Interactive	10.1%	10.1%	—%	10.1%	10.1%

Adjusted EBITDA:
Consolidated	22.6%	23.2%	7.0%	15.6%	16.2%
USIS	17.0%	17.1%	3.4%	13.7%	13.7%
International	43.0%	46.5%	26.3%	16.6%	20.2%
Consumer Interactive	12.6%	12.6%	—%	12.6%	12.6%

(1)
CC (constant currency) growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

(2)	Inorganic growth rate represents growth attributable to the first twelve months of activity for recent business acquisitions.

(3)	Organic growth rate is the reported growth rate less the inorganic growth rate.

(4)	Organic CC growth rate is the CC growth rate less inorganic growth rate.

Exhibit 99.1

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
Consolidated and Segment Revenue, Adjusted Revenue, Adjusted EBITDA, and Adjusted EBITDA Margins - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue and Adjusted Revenue:
USIS gross revenue
Financial Services	$190.3	$159.9	$765.1	$620.0
Emerging Verticals	179.2	152.1	679.6	584.1
Total USIS gross revenue	369.4	312.0	1,444.7	1,204.1
Acquisition revenue - related adjustments(1)	0.9	—	2.0	—
USIS gross Adjusted Revenue	$370.3	$312.0	$1,446.7	$1,204.1

International gross revenue
Canada	25.5	22.7	96.0	85.8
Latin America	26.7	25.4	102.3	98.4
UK	35.4	—	71.3	—
Africa	16.3	14.6	64.2	61.3
India	22.1	18.0	81.8	64.6
Asia Pacific	15.4	15.6	56.7	51.9
Total International gross revenue	141.4	96.3	472.4	361.9
Acquisition revenue - related adjustments(1)	9.5	—	26.1	—
International Adjusted Revenue	$150.9	$96.3	$498.5	$361.9

Consumer Interactive gross revenue	$121.3	$114.7	$475.8	$432.1

Less: intersegment eliminations
USIS	(17.6)	(15.5)	(70.0)	(59.3)
International	(1.2)	(1.3)	(5.1)	(4.8)
Consumer Interactive	(0.2)	(0.1)	(0.7)	(0.2)
Total intersegment eliminations	(19.0)	(16.9)	(75.7)	(64.2)

Total revenue, as reported	$613.1	$506.1	$2,317.2	$1,933.8
Acquisition revenue-related adjustments(1)	10.4	—	28.1	—
Consolidated Adjusted Revenue	$623.5	$506.1	$2,345.3	$1,933.8

Adjusted EBITDA:
USIS	$141.9	$121.6	$576.1	$492.3
International	61.5	36.7	193.0	135.0
Consumer Interactive	62.4	57.5	237.6	211.0
Corporate	(17.0)	(19.4)	(89.8)	(90.2)
Consolidated Adjusted EBITDA	$248.8	$196.3	$916.9	$748.1

Adjusted EBITDA margin:
USIS	38.3%	39.0%	39.8%	40.9%
International	40.8%	38.1%	38.7%	37.3%
Consumer Interactive	51.5%	50.1%	49.9%	48.8%
Consolidated	39.9%	38.8%	39.1%	38.7%
Segment Adjusted EBITDA margins are calculated using segment gross Adjusted Revenue and segment Adjusted EBITDA. Consolidated Adjusted EBITDA margin is calculated using consolidated Adjusted Revenue and consolidated Adjusted EBITDA.

Exhibit 99.1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Reconciliation of net income attributable to TransUnion to consolidated Adjusted EBITDA:
Net income attributable to TransUnion	$102.1	$245.1	$276.6	$441.2
Discontinued operations	0.1	—	1.5	—
Net income from continuing operations attributable to TransUnion	102.2	245.1	278.1	441.2
Net interest expense	43.0	20.5	132.0	82.1
Provision (benefit) for income taxes	(17.6)	(147.8)	54.5	(79.1)
Depreciation and amortization	88.1	61.8	306.9	238.0
EBITDA	215.7	179.6	771.5	682.2
Adjustments to EBITDA:
Acquisition-related revenue adjustments(1)	10.4	—	28.1	—
Stock-based compensation(2)	18.2	13.5	61.4	47.7
Mergers and acquisitions, divestitures and business optimization(3)	3.4	3.3	38.7	8.5
Other(4)	1.1	(0.1)	17.2	9.7
Total adjustments to EBITDA	33.1	16.6	145.4	65.9
Consolidated Adjusted EBITDA	$248.8	$196.2	$916.9	$748.1
As a result of displaying amounts in millions, rounding differences may exist in the tables above.

(1)
This adjustment represents certain non-cash adjustments related to acquired entities, predominantly adjustments to increase revenue resulting from purchase accounting reductions to deferred revenue we record on the opening balance sheets of acquired entities. Deferred revenue results when a company receives payment in advance of fulfilling their performance obligations under contracts. Business combination accounting rules require us to record deferred revenue of acquired entities at fair value if we are obligated to perform any future services under these contracts. The fair value of this deferred revenue is determined based on the direct and indirect incremental costs of fulfilling our performance obligations under these contracts, plus a normal profit margin. Generally, this fair value calculation results in a reduction to the purchased deferred revenue balance. The above adjustment includes an estimate for the increase in revenue equal to the difference between what the acquired entities would have recorded as revenue and the lower revenue we record as a result of the reduced deferred revenue balance. This increase is partially offset by an estimated decrease to revenue for certain acquired non-core customer contracts that are not classified as discontinued operations that will expire within approximately one year from the date of acquisition. We present Adjusted Revenue as a supplemental measure of our revenue because we believe it provides meaningful information regarding our revenue and provides a basis to compare revenue between periods. In addition, our board of directors and executive management team use Adjusted Revenue as a compensation measure under our incentive compensation plans. The table above provides a reconciliation for revenue to Adjusted Revenue. The estimated adjustments to revenue are subject to change as we finalize the fair value assessments of the deferred revenue acquired with recent acquisitions and as we complete our assessment of the non-core customer contracts.

(2)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(3)
For the three months ended December 31, 2018, consisted of the following adjustments: $2.6 million of Callcredit integration costs; $0.5 million of acquisition expenses; and a $0.3 million adjustment to contingent consideration expense from previous acquisitions.

For the twelve months ended December 31, 2018, consisted of the following adjustments: $29.3 million of acquisition expenses; $6.8 million of Callcredit integration costs; a $2.3 million loss on the divestiture of a small business operation; a $0.4 million adjustment to contingent consideration expense from previous acquisitions; and $(0.1) million of miscellaneous.
For the three months ended December 31, 2017, consisted of the following adjustments: a $(0.5) million reduction to contingent consideration expense from previous acquisitions; and $3.8 million of acquisition expenses.
For the twelve months ended December 31, 2017, consisted of the following adjustments: $8.3 million of acquisition expenses; a $0.5 million loss on the divestiture of a small business operation; and a $(0.3) million reduction to contingent consideration expense from previous acquisitions.

(4)
For the three months ended December 31, 2018, consisted of the following adjustments: $0.5 million of currency remeasurement of our foreign operations; $0.5 million of loan fees; and $0.1 million of miscellaneous.

For the twelve months ended December 31, 2018, consisted of the following adjustments: $12.0 million of fees related to new financing under our senior secured credit facility, $3.8 million of currency remeasurement of our foreign operations; $1.6 million

Exhibit 99.1

of loan fees; $0.5 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; and a $(0.7) million mark-to-market gain related to ineffectiveness of our interest rate hedge.
For the three months ended December 31, 2017, consisted of the following adjustments: $(1.1) million of currency remeasurement of our foreign operations; $0.3 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; $0.3 million of loan fees; and $0.4 million of miscellaneous.
For the twelve months ended December 31, 2017, consisted of the following adjustments: $10.5 million of fees related to the refinancing of our senior secured credit facility; $1.7 million of fees incurred in connection with secondary offerings of shares of TransUnion common stock by certain of our stockholders; $1.4 million of loan fees; a $0.3 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $(2.2) million of currency remeasurement of our foreign operations; a $(1.3) million reduction to expense for certain legal and regulatory matters; a $(0.6) million reduction to expense for sales and use tax matters; and $(0.1) million of miscellaneous.

Exhibit 99.1

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - Unaudited
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income attributable to TransUnion	$102.1	$245.1	$276.6	$441.2
Discontinued operations	0.1	—	1.5	—
Net income from continuing operations attributable to TransUnion	102.2	245.1	278.1	441.2
Adjustments before income tax items:
Acquisitions revenue-related adjustments (1)	10.4	—	28.1	—
Stock-based compensation(2)	18.2	13.5	61.4	47.7
Mergers and acquisitions, divestitures and business optimization(3)	3.4	3.3	38.7	8.5
Other(4)	0.5	(0.3)	15.5	8.9
Amortization of certain intangible assets(5)	54.0	34.9	181.0	135.7
Total adjustments before income tax items	86.5	51.3	324.7	200.8
Change in provision for income taxes per schedule 4	(62.6)	(201.6)	(125.7)	(286.0)
Adjusted Net Income	$126.0	$94.8	$477.1	$356.0

Adjusted Earnings per Share:
Basic	$0.68	$0.52	$2.58	$1.95
Diluted(6)	$0.66	$0.50	$2.50	$1.87

Weighted-average shares outstanding:
Basic	185.5	182.7	184.6	182.4
Diluted(6)	191.0	189.7	190.9	189.9
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)
This adjustment represents certain non-cash adjustments related to acquired entities, predominantly adjustments to increase revenue resulting from purchase accounting reductions to deferred revenue we record on the opening balance sheets of acquired entities. Deferred revenue results when a company receives payment in advance of fulfilling their performance obligations under contracts. Business combination accounting rules require us to record deferred revenue of acquired entities at fair value if we are obligated to perform any future services under these contracts. The fair value of this deferred revenue is determined based on the direct and indirect incremental costs of fulfilling our performance obligations under these contracts, plus a normal profit margin. Generally, this fair value calculation results in a reduction to the purchased deferred revenue balance. The above adjustment includes an estimate for the increase in revenue equal to the difference between what the acquired entities would have recorded as revenue and the lower revenue we record as a result of the reduced deferred revenue balance. This increase is partially offset by an estimated decrease to revenue for certain acquired non-core customer contracts that are not classified as discontinued operations that will expire within approximately one year from the date of acquisition. We present Adjusted Revenue as a supplemental measure of our revenue because we believe it provides meaningful information regarding our revenue and provides a basis to compare revenue between periods. In addition, our board of directors and executive management team use Adjusted Revenue as a compensation measure under our incentive compensation plans. The estimated adjustments to revenue are subject to change as we finalize the fair value assessments of the deferred revenue acquired with recent acquisitions and as we complete our assessment of the non-core customer contracts.

(2)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(3)
For the three months ended December 31, 2018, consisted of the following adjustments: $2.6 million of Callcredit integration costs; $0.5 million of acquisition expenses; and a $0.3 million adjustment to contingent consideration expense from previous acquisitions.

For the twelve months ended December 31, 2018, consisted of the following adjustments: $29.3 million of acquisition expenses; $6.8 million of Callcredit integration costs; a $2.3 million loss on the divestiture of a small business operation; and a $0.4 million adjustment to contingent consideration expense from previous acquisitions.

Exhibit 99.1

For the three months ended December 31, 2017, consisted of the following adjustments: $3.8 million of acquisition expenses; and a $(0.5) million reduction to contingent consideration expense from previous acquisitions.
For the twelve months ended December 31, 2017, consisted of the following adjustments: $8.3 million of acquisition expenses; a $0.5 million loss on the divestiture of a small business operation; and a $(0.3) million reduction to contingent consideration expense from previous acquisitions.

(4)	For the three months ended December 31, 2018, consisted of the following adjustments: $0.5 million loss from currency remeasurement of our foreign operations.
For the twelve months ended December 31, 2018, consisted of the following adjustments: $12.0 million of fees related to new financing under our senior secured credit facility; a $3.8 million loss from currency remeasurement of our foreign operations; $0.5 million of loan fees; and a $(0.7) million mark-to-market gain related to ineffectiveness of our interest rate hedge.
For the three months ended December 31, 2017, consisted of the following adjustments: $(1.1) million of currency remeasurement of our foreign operations; $0.3 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; and $0.5 million of miscellaneous.
For the twelve months ended December 31, 2017, consisted of the following adjustments: $10.5 million of fees related to the refinancing of our senior secured credit facility; $1.7 million of fees incurred in connection with secondary offerings of shares of TransUnion common stock by certain of our stockholders; $0.5 million of miscellaneous; a $0.3 million mark-to-market loss related to ineffectiveness of our interest rate hedge; a $(0.6) million reduction to expense for sales and use tax matters; a $(1.3) million reduction to expense for certain legal and regulatory matters; and a $(2.2) million of currency remeasurement of our foreign operations.

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of intangible assets established in business acquisitions after our 2012 change in control.

(6)
As of December 31, 2018, there were less than 0.1 million anti-dilutive weighted stock-based awards outstanding for the three and twelve month periods. As of December 31, 2018, there were 1.1 million contingently issuable stock-based awards outstanding that were excluded from the diluted earnings per share calculation because the contingencies had not been met.

As of December 31, 2017, there were zero anti-dilutive weighted stock-based awards outstanding for the three-month period and less than 0.1 million anti-dilutive weighted stock-based awards outstanding for the twelve-month period. There were no contingently issuable stock-based awards outstanding that were excluded from the diluted earnings per share calculation.

Exhibit 99.1

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Income before income taxes	$87.9	$100.1	$343.5	$372.5
Total adjustments before income taxes per Schedule 3	86.5	51.3	324.7	200.8
Adjusted income before income taxes	$174.4	$151.5	$668.2	$573.3

(Provision) benefit for income taxes	17.6	147.8	(54.5)	79.1
Adjustments for income taxes:
Tax effect of above adjustments(1)	(22.1)	(23.0)	(72.3)	(73.7)
Eliminate impact of adjustments for unremitted foreign earnings(2)	—	1.7	—	(3.5)
Eliminate impact of excess tax benefits for share compensation(3)	(4.5)	(11.2)	(30.2)	(39.3)
Release of valuation allowances on FTC carryforwards(4)	(33.4)	—	(33.4)	—
Eliminate one-time impact of tax reform items(5)	(0.4)	(174.1)	5.3	(174.1)
Other(5)	(2.2)	5.0	4.9	4.5
Total adjustments for income taxes	(62.6)	(201.6)	(125.7)	(286.0)
Adjusted provision for income taxes	$(45.0)	$(53.9)	$(180.2)	$(206.9)

Effective tax rate	(20.0)%	(147.6)%	15.9%	(21.2)%
Adjusted Effective Tax Rate	25.8%	35.6%	27.0%	36.1%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)	Eliminates impact of certain adjustments related to our deferred tax liability for unremitted earnings, including the lapse of the look-through rule under Subpart F of the Internal Revenue Code.

(3)
Eliminates the impact of excess tax benefits for share compensation resulting from adoption of ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

(4)
Partial release of valuation allowances on federal tax credit carryforwards due to increase international earnings following the acquisition of CallCredit as well as the issuance of regulations clarifying the calculation of US tax on foreign earnings under the 2017 US tax reform Act.

(5)
Eliminates one time impacts of tax reform, including remeasurement of domestic deferred tax balances at the new 21% tax rate and mandatory repatriation of unremitted earnings (net of previously recorded reserves).

(6)	Eliminates the impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

Exhibit 99.1

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
USIS	$51.5	$41.9	$191.2	$160.6
International	32.1	15.9	98.4	61.4
Consumer Interactive	3.2	2.7	12.2	10.7
Corporate	1.3	1.3	5.1	5.2
Total depreciation and amortization	$88.1	$61.8	$306.9	$238.0
As a result of displaying amounts in millions, rounding differences may exist in the table above.

Exhibit 99.1

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Reconciliation of Non-GAAP Guidance - Unaudited
(dollars in millions)

	Three Months Ended March 31, 2019		Twelve Months Ended December 31, 2019
	Low	High	Low	High
Guidance reconciliation of revenue to Adjusted Revenue:
GAAP revenue	$611	$616	$2,585	$2,605
Acquisitions revenue-related adjustment(1)	4	4	5	5
Adjusted Revenue	$614	$619	$2,590	$2,610

Guidance reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Net income attributable to TransUnion	$54	$56	$282	$294
Discontinued operations, net of tax	1	1	1	1
Net income attributable to TransUnion from continuing operations	54	57	283	295
Interest, taxes and depreciation and amortization	151	152	623	627
EBITDA	206	209	907	922
Acquisitions revenue-related adjustment(1)	4	4	5	5
Stock-based compensation, mergers, acquisitions divestitures and business optimization-related expenses and other adjustments(2)	24	24	105	105
Adjusted EBITDA	$233	$236	$1,017	$1,032

Reconciliation of diluted earnings per share from continuing operations to Adjusted Diluted Earnings per Share from Continuing Operations:
Diluted earnings per share from continuing operations	$0.28	$0.30	$1.48	$1.54
Adjustments to diluted earnings per share(1)(2)	0.29	0.29	1.09	1.09
Adjusted Diluted Earnings per Share from Continuing Operations	$0.58	$0.59	$2.57	$2.63
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)
This adjustment represents certain non-cash adjustments related to acquired entities, predominantly adjustments to increase revenue resulting from purchase accounting reductions to deferred revenue we record on the opening balance sheets of acquired entities. Deferred revenue results when a company receives payment in advance of fulfilling their performance obligations under contracts. Business combination accounting rules require us to record deferred revenue of acquired entities at fair value if we are obligated to perform any future services under these contracts. The fair value of this deferred revenue is determined based on the direct and indirect incremental costs of fulfilling our performance obligations under these contracts, plus a normal profit margin. Generally, this fair value calculation results in a reduction to the purchased deferred revenue balance. The above adjustment includes an estimate for the increase in revenue equal to the difference between what the acquired entities would have recorded as revenue and the lower revenue we record as a result of the reduced deferred revenue balance. This increase is partially offset by an estimated decrease to revenue for certain acquired non-core customer contracts that are not classified as discontinued operations that will expire within approximately one year. We present Adjusted Revenue as a supplemental measure of our revenue because we believe it provides meaningful information regarding our revenue and provides a basis to compare revenue between periods. In addition, our board of directors and executive management team use Adjusted Revenue as a compensation measure under our incentive compensation plan. The table above provides a reconciliation for revenue to Adjusted Revenue. The estimated adjustments to revenue are subject to change as we finalize the fair value assessments of the deferred revenue acquired with recent acquisitions and as we complete our assessment of the non-core customer contracts.

(2)
This adjustment includes the same adjustments we make to our Adjusted EBITDA and Adjusted Net Income as discussed in the Non-GAAP Financial Measures section of our earnings release, which includes the Callcredit integration-related costs.